Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	November 22, 2011
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 534-4153

Fifth Third Names Tayfun Tuzun as Treasurer

Cincinnati — Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Senior Vice President Tayfun Tuzun as Treasurer, effective December 2, 2011. Tuzun replaces Mahesh Sankaran, who will be taking a position as Director of Finance with M&T Bank in Buffalo.

Tuzun currently serves as Assistant Treasurer and Balance Sheet Manager at Fifth Third, overseeing investment portfolio activities and balance sheet strategy. He previously served as Fifth Third’s Structured Finance Manager. Prior to joining Fifth Third in 2007, he was Director of Research and Risk Management at FSI Group in Cincinnati, and before that was Senior Vice President of Treasury at Provident Financial Group in Cincinnati from 1993 until 2004. Prior to joining Provident, he was a faculty member in the School of Banking & Finance at the University of New South Wales in Sydney, Australia. Tuzun earned a master’s and doctoral degree in economics from the Ohio State University and a bachelor’s degree in economics from Bosphorus University in Istanbul, Turkey. He is a board member and Treasurer for the Down Syndrome Association of Greater Cincinnati.

“I have greatly enjoyed the time I’ve been at Fifth Third and am glad to have had the opportunity to contribute to its success,” said Sankaran. “I’m confident that Fifth Third and its finance team will see many further successes in the future.”

“We appreciate Mahesh’s contributions to Fifth Third over the past five years, which have involved significant actions that have considerably strengthened our company. We all wish him well in his future endeavors,” said Dan Poston, Executive Vice President and Chief Financial Officer. “Tayfun has played a critical role in our Treasury activities during that time, and we are fortunate to have someone with his experience and skills who can readily and seamlessly step into the Treasurer position at Fifth Third.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2011, the Company had $115 billion in assets and operated 15 affiliates with 1,314 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,437 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2011, had $273 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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